For Immediate Release

Date:                    October 3, 2013
Contact:              Thomas M. Petro
Chief Executive Officer
Phone:                 (215) 682-4101

FOX CHASE BANCORP, INC. RECEIVES APPROVAL
TO CONVERT TO PENNSYLVANIA SAVINGS BANK

HATBORO, PA, October 3, 2013 – Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GS: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced that the Bank has received regulatory approval to convert from a federally chartered savings bank to a Pennsylvania-chartered savings bank.  The charter conversion is expected to occur during the fourth quarter of 2013. As part of the charter conversion, the Company will become a bank holding company.

Thomas M. Petro, President and Chief Executive Officer of the Company and the Bank, commented, “This charter conversion represents a significant milestone in the transition of Fox Chase Bank from a thrift to a commercial bank. Commercial loans now represent more than 75% of the Bank’s loan portfolio.  The new charter will allow us to continue the strong growth of our commercial lending business which has experienced a 41% compound annual growth rate over the past six years.  From our customers’ perspective, the charter conversion will be transparent.   The terms and conditions of our customers’ loans and deposit accounts will not be affected by the charter conversion.”

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.